Form of Agreement to be signed with participants in the Plan

Exhibit 10.2

CHIPOTLE MEXICAN GRILL, INC.

CHANGE IN CONTROL SEVERANCE PLAN

FORM OF PARTICIPATION AND RESTRICTIVE COVENANT AGREEMENT

This Participation and Restrictive Covenant Agreement (this “Agreement”) is entered into as of _________, 20[•] between Chipotle Mexican Grill, Inc. (together with its subsidiaries, the “Company”), and [Executive Name] (the “Executive”).

WHEREAS, the Compensation Committee of the Company’s Board of Directors (the “Committee”) has adopted the Chipotle Mexican Grill, Inc. Change in Control Severance Plan, effective as of June 1, 2019  (the “Plan”), in order to encourage the retention of key management employees and which provides certain benefits to participants upon a qualifying termination of employment following a Change in Control (as defined in the Plan);

WHEREAS, the Committee has decided to offer the Executive the opportunity to participate in the Plan, subject to the terms of the Plan and this Agreement;

WHEREAS,  as a condition of eligibility to participate in the Plan, the Executive must agree to be bound by the terms of this Agreement, including the restrictive covenants contained in Section 3,  and the Executive agrees that participation in the Plan is good and valuable consideration for being subject to the restrictive covenants contemplated in Section 3; and

WHEREAS, the Executive acknowledges that the Executive has carefully reviewed the Plan and this Agreement and has decided that the Executive wishes to enter into this Agreement on the terms and conditions set forth herein.

NOW, THEREFORE,  in consideration of the mutual covenants, promises and obligations set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive agree as follows:

1. Plan.  The terms of the Plan are specifically incorporated herein as a part of this Agreement, and this Agreement shall be a part of and governed by the terms of the Plan, as amended from time to time subject to the limitations on amendment and termination in Section 8(m) of the Plan.  The Executive is an intended third-party beneficiary of the Plan.

2. Participation Subject to Execution and Return of this Agreement.  This  Agreement and the Executive’s designation as a Participant in the Plan shall be null and void unless the Executive agrees to be bound by and executes this Agreement and returns it to the Company on or before [______, 20[•]] (the “Execution Deadline”).

3. Restrictive Covenants.

a. Non-Solicitation.  Executive agrees that for a period of twelve (12) months immediately following the Executive’s Termination Date, Executive shall not, directly or indirectly, for Executive or on behalf of any third party (other than the Company) solicit, induce, recruit or encourage any of the Company’s employees (i) who reported directly to Executive, (ii) who reported directly to one of Executive’s direct reports or (iii) with whom

Executive worked on substantive projects during the twelve (12) months immediately preceding Executive’s Termination Date, to leave their employment with Company or to join any competitor.

b. Confidentiality.  Subject to Section 3(f), Executive agrees that the Confidential Information is and will remain the sole property of the Company and its affiliates. Executive will treat Confidential Information as confidential.  The Executive agrees that during employment and indefinitely thereafter, the Executive shall protect all Confidential Information, and shall not directly or indirectly use or disclose the Confidential Information outside the Company without the express written permission of the Company. “Confidential Information”  includes, without limitation, all materials and information (whether written or not) about the Company’s and any of its affiliates’ products, software, processes, services, research, customers, purchasing, sales and marketing, costs, recipes, stage gate innovations, food safety protocols, compensation information,  information in personnel files, suppliers, contents of contracts and licenses, strategic and financial plans, financial reports, pricing, credit terms, marketing programs, and other business aspects which are not generally known to the public (other than due to disclosure by Executive).  No copies of Confidential Information or trade secrets or any written or electronic information about the Company or any of its affiliates shall be retained following the Executive’s Termination Date without the written permission of the Company’s Board of Directors.  At the conclusion of Executive’s employment, or upon demand by the Company, Executive shall surrender to the Company all Confidential Information or other Company property or information, including without limitation, written notes, notes taken, memoranda, employee listings, sales materials, or any form of electronic data in the possession of Executive.    Executive agrees that the Company would be severely damaged if Executive used or disclosed this information.  Executive understands and acknowledges that Executive is hereby notified that, under the Defend Trade Secrets Act (specifically, 18 USC §1833): Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law; Executive may not be held liable for disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if that filing is made under seal; and that individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose trade secrets to the attorney of the individual and use the trade secret information in the court proceeding, if any filing of the trade secret is under seal and the individual does not disclose the trade secret except pursuant to a court order.

c. Non-Disparagement.  Subject to Section 3(f), for so long as Executive has continuing obligations under Sections 3(a) above, Executive shall not, in any communications with the press or other media or any communications with any customer, supplier or other current or prospective business relations of the other party, criticize, ridicule or make any statement which disparages or is derogatory to the Company, any of its affiliates, or any of their shareholders, members, partners, directors, managers, officers, employees, or agents of the Company or any of the Company’s affiliates.

d. Cooperation.   Upon Executive’s termination of employment, Executive agrees to cooperate with the Company in the transition of the services provided by the Executive to the Company.   In that regard, Executive agrees to communicate with the Company, its agents and attorneys, at reasonable times and places, and respond to inquiries relating to the subject matter of the services that Executive provided to the Company.  Executive also agrees to cooperate with the Company in any investigations, charges, complaints, lawsuits, administrative proceedings or other claims pending on or initiated after Executive’s termination of employment (any such matter, a “Proceeding”) if the Company reasonably believes that Executive may be a witness or have other information pertinent to such Proceeding or if the Proceeding relates to Executive’s performance of Executive’s duties while employed at the Company.    If the Company specifically requests Executive to be present at any meeting with respect to a Proceeding, the Company will reimburse Executive for any out-of-pocket travel expenses reasonably and necessarily incurred in responding to such request, in accordance with the Company’s then effective travel policies; however, the Company shall not compensate Executive for time attending or for preparation for attending any such meeting.  The Company agrees to cooperate with Executive so that requests under this Section 3(d) are not unduly burdensome with respect to the Executive’s personal or professional obligations.

e. If, at the time of enforcement of the covenants contained in this Section 3 (the “Restrictive Covenants”), a court shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court shall be allowed and directed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.  Executive has consulted with legal counsel regarding the Restrictive Covenants and based on such consultation has determined and hereby acknowledges that the Restrictive Covenants are reasonable in terms of duration, scope and area restrictions and are necessary to protect the goodwill of the Company and its Affiliates.

f. If Executive breaches any of the Restrictive Covenants, the Company shall have the following rights and remedies, each of which rights and remedies shall be independent of the others and severally enforceable, and each of which is in addition to, and not in lieu of, any other rights and remedies available to the Company at law or in equity (including the rights and remedies set forth in Section 6 of the Plan): (i) the right and remedy to have the Restrictive Covenants specifically enforced by any court of competent jurisdiction (without posting a bond), it being agreed that any breach or threatened breach of the Restrictive Covenants would cause irreparable injury to the Company and its affiliates and that money damages would not provide an adequate remedy to the Company, and (ii) the right and remedy to require Executive to account for and pay over to the Company and its affiliates any profits, monies, accruals, increments or other benefits derived or received by Executive as the result of any transactions constituting a breach of the Restrictive Covenants.  In the event of any breach or violation by Executive of any of the Restrictive Covenants, the time period of such covenant with respect to such Person shall be tolled until such breach or violation is resolved.

g. Notwithstanding anything in this Agreement to the contrary, nothing in this Agreement prohibits Executive (or Executive’s attorney) from confidentially or otherwise communicating or filing a charge or complaint with a governmental or regulatory entity (including without limitation communication directly with the U.S. Securities and Exchange Commission about a possible securities law violation), participating in a governmental or regulatory entity investigation, or giving other disclosures to a governmental or regulatory entity concerning suspected violations of the law, in each case without receiving prior authorization from or having to disclose any such conduct to the Company, or from responding if properly subpoenaed or otherwise required to do so under applicable law.  Nothing in this Agreement shall be construed to affect the Equal Employment Opportunity Commission’s (“Commission”), National Labor Relations Board’s, the Occupational Safety and Health Administration’s, and the Securities and Exchange Commission’s, or any federal, state, or local governmental agency or commission’s (“Governmental Agencies”) or any state agency’s independent right and responsibility to enforce the law, nor does this Agreement affect Executive’s right to file a charge or participate in an investigation or proceeding conducted by either the Commission or any such Governmental Agency.  This Agreement does not limit Executive’s right to receive an award or bounty for information provided to any Governmental Agencies, including under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank”).  Further, nothing in this Agreement prohibits Executive from testifying in an administrative, legislative or judicial proceeding regarding alleged criminal conduct or sexual harassment, when Executive has been required or requested to attend a proceeding pursuant to court order, subpoena, or written request from an administrative agency or the legislature. Moreover, nothing in this Agreement prevents the disclosure of factual information relating to claims of sexual assault, sexual harassment, harassment or discrimination based on sex, failure to prevent harassment or discrimination based on sex or retaliation against a person for reporting an act of harassment or discrimination based on sex, as those claims are defined under the California Fair Employment and Housing Act, to the extent the claims are filed in a civil or administrative action, and to the extent such disclosures are protected by law.

4. Term.  This Agreement shall terminate upon the earliest of (i) the date of termination of the Executive’s employment by the Company if no benefits are payable under the Plan, (ii) the date the Company satisfies its obligation, if any, to make payments and provide benefits to the Executive pursuant to the Plan, and (iii) the termination of the Plan in accordance with Section 8(m) of the Plan prior to the date the Executive terminates employment with the Company.    Notwithstanding the foregoing, Executive’s obligations under Section 3 shall survive the terms of the Plan and this Agreement.

5. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

6. Adequacy of Consideration.   The Executive acknowledges and agrees that the Severance Benefits to which the Executive may be eligible under the Plan is good and valuable consideration for being subject to the terms of the Plan and this Agreement, including the Restrictive Covenants contemplated in Section 3.

7. Severability.  If a court of competent jurisdiction determines that any provision of this Agreement is invalid or unenforceable, then the invalidity or unenforceability of that provision shall not affect the validity or enforceability of any other provision of this Agreement or the Plan, and all other provisions shall remain in full force and effect.

8. Complete Agreement.   This Agreement and the Plan constitute the complete agreement between the Executive and the Company concerning the subject matter therein and they supersede and replace in its entirety any prior written or oral understandings entered into between the Executive and the Company relating to severance or similar pay.    Notwithstanding the foregoing, to the extent the Executive was subject to restrictive covenants prior to the execution of this Agreement, such restrictive covenants shall continue to remain in full force and effect with respect to any conduct or actions prior to the execution of this Agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement as of ___________, 20[•].

CHIPOTLE MEXICAN GRILL, INC.

By:

EXECUTIVE

Name: